Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor and Media Contact: Steven M. Des Champs
Alliance Gaming
(702) 270-7600

ALLIANCE GAMING PROVIDES UPDATE ON YEAR END REPORTING AND OTHER BUSINESS MATTERS

LAS VEGAS, Sept. 8, 2005 — Alliance Gaming Corp. (NYSE: AGI) announced today that it will host a conference call on Friday, September 9, 2005 at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the following:

•                  An update on its year end reporting and audit process

•                  The impact of Hurricane Katrina on its operations

•                  Several key new customer contracts

•                  Plans for the upcoming G2E Gaming Exposition next week

The live call may be accessed as follows:

Date:	September 9, 2005
Time:	6:00 a.m. Pacific Time (9:00 a.m. Eastern Time)
Participant Dial In Number:	(913) 981-4900
Internet Broadcast:	www.alliancegaming.com and go to Investor Relations tab

If you are unable to participate, the call will be available on our website address listed above through 5:00 p.m. Sept. 15, 2005.

Year End Reporting

The Company has not yet completed its annual accounting and financial reporting process for the fiscal year ended June 30, 2005.  In the course of the annual closing and audit process, several transactions came under review principally with respect to the timing of revenue recognition, which has led the Company, with the assistance of outside consultants, to undertake a broader review of the Company’s sale contracts as well as its revenue recognition practices.  Further, in August 2005, the Company entered into a termination agreement with its distributor of video poker games for the Oklahoma market, which had originally been entered into in December 2004.  This termination is expected to impact fiscal year 2005 revenue and margin for 600 gaming machines the Company has now taken back, and the Company is evaluating the periods impacted.

Until the detailed review being undertaken by the Company is completed, it will not be possible for the Company to determine whether a restatement of certain quarterly results for fiscal year 2005 or other periods will be required.

The Company will not be in a position to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2005 by September 13, 2005.  The Company intends to file for a 15 calendar day extension; however, the Company may not be able to file the Form 10-K by the extended filing date.

Depending on the outcome of the broader review and final reported results for the fiscal year, the Company could be in violation of its leverage ratio covenant.  In addition, if the Company is unable to deliver audited financial statements and accompanying compliance certificates to its lenders under its credit agreement by September 28, 2005, it will be in default under the credit agreement; however, the credit agreement provides for certain notice and cure provisions that would allow the Company until November 4, 2005 to deliver those financial statements and the accompanying compliance certificates.

The Company anticipates providing additional updates on these matters during the week of September 19, 2005.

Hurricane Katrina

The Company’s Rainbow Casino is located in Vicksburg, Mississippi and the Company had approximately 40 sales and service personnel and approximately 400 wide area progressive and daily fee games in the area directly affected by the storm.  All of the Company’s personnel are safe.  The Company has established a giving campaign and other benefits to assist employees affected.

The Company’s Rainbow Casino was closed for four days and play levels have been below normal levels since it reopened.  Further, the Company had approximately 200 games scheduled for sale during the quarter to the other properties damaged by the storm.  The Company is working with its insurance carrier for recovery on both the lost property claim as well as the business interruption claim.

New Contacts and G2E Exposition

Simultaneous with this release, the Company has issued other press releases dealing with new customer contracts and its plans for the G2E gaming exposition.

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide and owns and operates Rainbow Casino in Vicksburg, Mississippi.  Additional information about the company can be found on the Alliance Gaming Web site at www.alliancegaming.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.

–   ALLIANCE GAMING CORP. –